UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2025

REGEN BIOPHARMA, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	45-5192997
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Commission File No. 333-191725

4700 Spring Street, St 304, La Mesa, California 91942

(Address of Principal Executive Offices)

(619) 722 5505

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On October 2, 2025 Regen Biopharma, Inc. (the “Company”) entered into a consulting agreement with Dr. Harry Lander (“Lander Agreement”). Under the terms and conditions of the Lander Agreement Harry Lander will assist the Company in regard to a planned Phase I Clinical Trial of HemaXellerate . The term of the Lander Agreement is from October 3, 2025 to the earlier of October 3, 2028 or successful completion of the planned Phase I Clinical Trial of HemaXellerate (“ Consulting Period”).

As consideration for services to be rendered pursuant to this Agreement Dr. Lander was paid twenty million newly issued common shares of the Company (“Compensation Shares”) subject to a vesting schedule.

The Compensation Shares may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by Lander (“ Transfer Restriction”) except as follows:

All Compensation Shares shall vest upon successful completion of planned Phase I Clinical Trial of HemaXellerate, such Clinical Trial having been conducted with the assistance of the Consultant pursuant to the terms and conditions of this Agreement.

In the event of termination of the Consulting Period any Compensation Shares still subject to Transfer Restrictions shall be forfeited by the Consultant and ownership of those Compensation Shares shall be transferred back to the Company.

The foregoing description of the abovementioned Lander Agreement is not complete and is qualified in its entirety by reference to the text of the abovementioned Lander Agreement which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated in this Item 1.01 by reference.

On October 2, 2025 the Company entered into an agreement with David Koos, the Company’s Chairman and Chief Executive Officer (“Koos Agreement”). Pursuant to the Koos Agreement David Koos was paid twenty million newly issued common shares of the Company (“Koos Compensation Shares”) subject to a vesting schedule. The Company has issued these shares to Davis Koos as consideration for services to be rendered by Koos in connection with a planned Phase I Clinical Trial of HemaXellerate ..

The Koos Compensation Shares may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by David Koos (“ Transfer Restriction”) except as follows:

All Koos Compensation Shares shall vest upon successful completion of planned Phase I Clinical Trial of HemaXellerate, such Clinical Trial having been conducted with the assistance of the Consultant pursuant to the terms and conditions of this Agreement.

The foregoing description of the abovementioned Koos Agreement is not complete and is qualified in its entirety by reference to the text of the abovementioned Koos Agreement which is attached to this Current Report on Form 8-K as Exhibit 10.2 and incorporated in this Item 1.01 by reference.

HemaXellarate , a stem cell derived therapy being developed by the Company, is a cellular composition of autologous stromal vascular fraction derived from adipose tissue. The Company intends to initiate a Phase I clinical trial assessing HemaXellerate in patients with drug-refractory aplastic anemia. The Phase I clinical trial is intended to determine safety and potential efficacy of intravenously administered autologous stromal vascular fraction (SVF) cells in patients with severe, immune suppressive refractory aplastic anemia with the primary endpoints of safety and feasibility and secondary endpoints of efficacy as determined by patients having complete response, partial response or relapse.

3.02 Unregistered Sales of Equity Securities

On October 2, 2025 the Company issued twenty million newly issued common shares of the Company to Harry Lander pursuant to the Lander Agreement and subject to a vesting schedule.

On October 2, 2025 the Company issued twenty million newly issued common shares of the Company to David Koos pursuant to the Koos Agreement and subject to a vesting schedule.

All of the abovementioned securities were issued pursuant to Section 4(a) (2) of the Securities Act of 1933, as amended (the “Act”). No underwriters were retained to serve as placement agents for the sale. The shares were sold directly through our management. No commission or other consideration was paid in connection with the sale of the shares. There was no advertisement or general solicitation made in connection with this Offer and Sale of shares.

As a result of the issuance of the abovementioned securities as of October 3, 2025 Regen Biopharma, Inc. has 79,374,704 common shares outstanding.

Item 8.01. Other Events

COMMON SHARES OUTSTANDING:

As of October 3, 2025 Regen Biopharma, Inc. has 79,374,704 common shares outstanding.

Item 9.01. Financial Statements and Exhibits.

Exhibit 10.1 Lander Agreement

Exhibit 10.2 Koos Agreement

104 Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGEN BIOPHARMA, INC.

Dated: October 3, 2025	By:	/s/ David Koos
	Name:	David Koos
	Title:	Chairman and Chief Executive Officer